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                                   Exhibit 5.1



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                                October 29, 1996



Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, CA  95051

         Re: Registration Statement on Form S-8 - Rational Software Corporation 1994 Employee Stock Purchase Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 29, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares of Rational Software Corporation Common Stock (the "Plan Shares"), to be issued pursuant to the Rational Software Corporation 1994 Employee Stock Purchase Plan (the "Plan"). As your counsel in connection with the transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Plan Shares.

         It is our opinion that the Plan Shares, when issued and sold in the manner described under the Plan, will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati